Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Murphy USA Inc.

We consent to incorporation by reference in the Registration Statements (No. 333-191131) and (No. 333-271777) on Forms S-8 of Murphy USA Inc. of our report dated June 22, 2023, appearing in this Annual Report on Form 11-K of the Murphy USA Inc. Savings Plan for the year ended December 31, 2022.

/s/ POSTLETHWAITE & NETTERVILLE, APAC

Metairie, Louisiana
June 22, 2023